Exhibit 99.1
Spherix Initiates Lawsuit Under Cordless Handset Patents Against VTech Communications in the Northern District of Texas

TYSONS CORNER, VA--(Marketwired – September 3, 2013) - Spherix Incorporated (NASDAQ: SPEX) ("Spherix" or the "Company") -- an intellectual property development company – announced today that it has filed suit against VTech Communications, Inc. (“VTech”), for patent infringement in the Northern District of Texas.  The patents at issue in the litigation were recently acquired from Rockstar Consortium US LP, the successor to many important Nortel Networks (“Nortel”) patent assets and technology.

The patents included in the suit cover many cordless telephones, including patents dating to 1993.  VTech claims to be the world’s largest cordless telephone producer, including the production of phones for AT&T. VTech is reported to have over $2.6 billion of revenues during the claimed infringement period.  VTech cordless phones are sold at Wal-Mart, Best Buy, Circuit City, Costco, Office Depot, Staples, Target and other locations.

The patents at issue were invented by former Nortel employees working in the U.S. and Canada.  VTech claims an 80% US market share and has moved virtually all of its manufacturing to China.

“This lawsuit represents the continuing evolution of Spherix as a technology company focused on protecting intellectual property rights.” said Harvey Kesner, Interim Chief Executive Officer of Spherix.  “As referenced in the complaint, VTech’s overall revenue for North America has risen 20% since Nortel’s bankruptcy filing in 2009.  According to our engineers and the prior Nortel engineers that we relied on to review the products, many of VTech’s own patents cite our technology yet VTech has failed to recognize the important patents on which its core products rely by seeking a license.  Instead, VTech has elected to disregard these patents entirely.  We intend to seek recompense for the significant investment made by Nortel in developing these important inventions and intend to try these cases to conclusion.”

About Spherix
Spherix Incorporated was launched in 1967 as a scientific research company. Spherix presently offers a diversified commercialization platform for protected technologies. Through association with Rockstar Consortium and the acquisition of several hundred patents developed by Hughes, Spherix intends to expand its activities in wireless communications and telecommunication including antenna technology, Wi-Fi, base station functionality, and cellular. No assurance can be given that the Company's patents or efforts seeking to license or enforce any patents will be successful, generate income or result in profits for the Company.

Forward Looking Statements
Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the Securities and Exchange Commission (the "SEC"), not limited to Risk Factors relating to its patent business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Contact:
Spherix Incorporated
Investor Relations
Phone: (703) 992-9325
Email: info@spherix.com